Exhibit 10.12

Description of Compensation Payable to Non-Employee Directors

	Prior Compensation as of July 1, 2016	New Compensation effective as of July 1, 2018
Annual Board Retainer(1)
All Non-Employee Directors	$80,000	$85,000

Annual Grant of Restricted Stock or Deferred Stock Credits(2)
All Non-Employee Directors	$120,000	$125,000

Additional Annual Cash Retainers(1)
Non-Executive Chairman of the Board	$100,000	$100,000
Audit Committee Chair	$15,000	$15,000
Compensation Committee Chair	$10,000	$12,000
Nominating/Corporate Governance Committee Chair	$8,000	$10,000

(1) Directors’ fees are paid quarterly.
(2) For newly-elected Directors, the annual grant of Restricted Stock Units will be prorated dependent upon and subject to the time at which a Director is elected or appointed to the Board.